EXHIBIT (a)(iv)

Offer to Purchase for Cash
Any and All of the Outstanding
1% Convertible Bonds Due 2005

of

Macronix International Co., Ltd.

Pursuant to the Offer to Purchase Dated December 24, 2002

CUSIP Numbers: 556103AB5, US556103AB53
CINS Numbers: Y5369AAC8
ISIN Numbers: USY5369AAC81
Common Code Number: 010716705

THE OFFER AND WITHDRAWAL RIGHTS WILL COMMENCE AT 9:00 A.M., NEW YORK TIME,
ON TUESDAY, DECEMBER 24, 2002 AND WILL EXPIRE AT 5:00 P.M., NEW YORK TIME,
ON FRIDAY, JANUARY 24, 2003, UNLESS THE OFFER IS EXTENDED

December 24, 2002

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by Macronix International Co., Ltd., a company incorporated in Taiwan, the Republic of China (“Macronix”), to act as Dealer Manager in connection with Macronix’s offer (the “Offer”) to purchase for cash any and all of its outstanding 1% Convertible Bonds Due 2005 (the “Bonds”) at the Repurchase Price described below, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 24, 2002 (the “Offer to Purchase”), and the related Letter of Transmittal (which, along with the Offer to Purchase, together with any amendments or supplements to such documents, are collectively referred to as the “Offering Materials”). The repurchase price equals 122% of the principal amount of the Bonds (the “Repurchase Price”). The Repurchase Price will equal U.S.$1,220 per U.S.$1,000 principal amount of Bonds tendered. Macronix will also pay interest accrued and unpaid on the tendered Bonds to but excluding February 1, 2003 to holders of record on January 15, 2003, which will be paid on February 3, 2003 through the facilities of DTC. See the Offer to Purchase for definitions of capitalized terms used but not defined herein. On December 23, 2002, Macronix has irrevocably deposited U.S.$88,318,825, which will be sufficient to repurchase all of the Bonds outstanding of approximately U.S.$72,097,000 (which excludes U.S.$8,000,000 principal amount of Bonds purchased by Macronix on December 20, 2002 and expected to be settled on December 31, 2002) and the accrued and unpaid interest to but excluding February 1, 2003, in an escrow account with The Bank of New York.

Enclosed for your information and for forwarding to your clients for whose accounts you hold Bonds registered in your name or in the name of your nominees are copies of the following documents:

1.	The Offer to Purchase dated December 24, 2002.

2.	The Letter of Transmittal to tender Bonds (for your use and for the information of your clients).

3.
A form of letter which may be sent to your clients for whose accounts you hold Bonds registered in your name or in the name of your nominees, with space provided for obtaining your clients’ instructions with regard to the Offer.

4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON FRIDAY, JANUARY 24, 2003, UNLESS THE OFFER IS EXTENDED.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Bonds held through DTC, and any other required documents, should be sent to the Tender Agent, and certificates evidencing tendered Bonds should be delivered or such Bonds should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase), to the Tender Agent, all in accordance with the instructions set forth in the Offering Materials.

With respect to Bonds held through DTC, DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

With respect to Bonds held through DTC indirectly through Euroclear or Clearstream, Luxembourg, participants in such clearing systems will be able to execute tenders by transmitting the Letter of Transmittal or comparable instruction electronically to the Tender Agent, with instructions to block the Bonds in the accounts in which they are held in the relevant clearing system, and with further instructions for Bonds to be tendered through DTC through the DTC Automated Tender Offer Program.

No fees or commissions will be paid to brokers, dealers or any other persons (other than the Tender Agent and Dealer Manager listed below) for soliciting tenders of Bonds pursuant to the Offer. Macronix will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Macronix will pay or cause to be paid any transfer taxes payable on the repurchase of Bonds pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Dealer Manager or the Tender Agent at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

CREDIT SUISSE FIRST BOSTON (HONG KONG) LIMITED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF MACRONIX, THE DEALER MANAGER, THE TENDER AGENT, THE TRUSTEE OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

2